FOR IMMEDIATE RELEASE
FOR MORE INFORMATION, CONTACT:

         Ken Ross                                   Dolores Chenoweth
         Chief Financial Officer                    Investor Relations
         503-672-3300                               503-291-1924

                 COFFEE PEOPLE REPORTS ONE-TIME CHARGE, LOSS IN
                SECOND QUARTER ON 63 PERCENT INCREASE IN REVENUE

PORTLAND, OREGON... July 31, 1997 --- Coffee People, Inc. (NASDAQ:MOKA), a specialty retailer and operator of coffee houses, today reported a net loss of $6.1 million, or $1.87 per share, for the quarter ended June 30, 1997, including a $5.5 million charge to provide for store closures outside its major Oregon and Arizona markets and related restructuring.
         Revenue for the quarter rose a strong 63 percent to $4.9 million from $3.0 million in the comparable 1996 period. Higher costs and expenses related to new stores, and the one-time charge for store closures and restructuring, contributed to the loss for the quarter. The per share effect of the one-time charge was $1.70 and provides for the closing or sale of seven company stores -- two in Denver, two in Chicago and three in southern California. The company reported net income of $67,000, or $0.03 per share, for the prior year quarter.
         "We are extremely disappointed with the overall sales performance of these seven stores," said Taylor H. Devine, president and chief executive officer. "Sales in our new markets have not built as fast as anticipated and operations outside Oregon and Arizona are not profitable. As a result, we are taking decisive action now in order to return the company to profitability as quickly as possible."
         Coffee People intends to make substantial reductions in its general and administrative overhead and to evaluate a number of strategic alternatives to return the company to profitability and maximize shareholder value. As part of this effort, the company has retained Black & Company to advise it on a full range of potential actions including strategic acquisitions and the merger or sale of the company.
                                     -more-

         "We have a strong base from which to move forward in re-evaluating our growth strategy," Devine said. "The majority of our stores -- 25 in Oregon and 15 in Arizona -- continue to perform well and are not areas of concern. We reached a record $2 million in sales for the month of June 1997 and 94 percent of that amount came from the 40 stores in Oregon and Arizona."
         The revenue growth in the second quarter was a combination of improved same-store sales and contribution from new stores opened and acquired since the 1996 second quarter. Much of the higher revenue -- $952,000 or approximately 50 percent -- was attributable to the 15 Coffee Plantation stores acquired on May 21, 1997 and represented only six weeks of operation. Second quarter revenues also benefited from 14 new stores opened since September 1996. These stores, seven of which are in Oregon, added 46 percent of the $1.9 million increase. Comparable store sales for the 19 stores open for the full second quarter of both 1997 and 1996 grew 2.8 percent.
         For the six months ended June 30, 1997, revenues were $8.1 million, up from $5.9 million in the comparable 1996 period. The net loss of $6.2 million, or $1.93 per share, declined from net income of $133,000, or $0.07 per share, a year ago.
         Coffee People has been in business since 1983 and currently operates 47 outlets in five markets, Oregon, southern California, Denver, Chicago, and Phoenix/Tucson. The company's coffee houses, drive through Motor Mokas(R) and Aero Moka(R) kiosks at Portland International Airport feature a menu of more than 200 coffee drinks, shakes, pastries, and coffee-related products.
         This news release contains forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially from projected results. For a complete discussion of the risks associated with forward-looking information, refer to the Risk Factors contained in the company's 10-KSB for 1996 and the Registration Statement on Form SB-2 as filed with the Securities and Exchange Commission effective September 25, 1996.

                               COFFEE PEOPLE, INC.
                                 BALANCE SHEETS
                             (Dollars in thousands)

                                     ASSETS

                                                                                   June 30,           December 31,
                                                                                     1997                 1996
                                                                                ---------------      ---------------
                                                                                 (Unaudited)
Current assets:
    Cash and cash equivalents                                                                $         $     10,274
                                                                                         4,537
    Accounts receivable
                                                                                            80                   26
    Inventories
                                                                                           539                  205
    Prepaid expenses
                                                                                           193                  141
    Income taxes receivable
                                                                                           129                    -
    Deferred tax assets
                                                                                            27                   28
    Other current assets
                                                                                             4                   96
                                                                                ---------------      ---------------
        Total current assets
                                                                                         5,509               10,770

Property and equipment, net
                                                                                        10,800                5,513
Goodwill
                                                                                         5,917                    -
Other assets
                                                                                           170                  129
                                                                                ===============      ===============
        Total assets                                                              $     22,396         $     16,412
                                                                                ===============      ===============

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Current portion of long-term debt and capital lease obligations                          $                    $
                                                                                         1,306                  115
    Current portion of long-term debt to related parties
                                                                                            21                   20
    Accounts payable
                                                                                         1,181                  533
    Construction accounts payable
                                                                                           210                  321
    Accrued liabilities
                                                                                           634                  262
    Income taxes payable
                                                                                             -                   47
                                                                                ---------------      ---------------
        Total current liabilities
                                                                                         3,352                1,298

Deferred tax liability
                                                                                            86                   86
Long-term debt and capital lease obligations
                                                                                         4,932                  267
Long-term debt to related parties
                                                                                           148                  159

Stockholders' equity:
    Common stock, no par value; authorized, 50,000,000 shares;
        issued and outstanding, 3,247,512 and 3,237,432 shares
                                                                                        14,524               14,492
    Stock subscription notes receivable
                                                                                         (292)                (281)
    Retained earnings
                                                                                         (354)                  391
                                                                                ---------------      ---------------
        Total stockholders' equity
                                                                                        13,878               14,602
                                                                                ---------------      ---------------
        Total liabilities and stockholders' equity                                $     22,396         $     16,412
                                                                                ===============      ===============

                               COFFEE PEOPLE, INC.
                            STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                                                                                  Six Months Ended
                                                                   -----------------------------------------------
                                                                        June 30,                   June 30,
                                                                          1997                       1996
                                                                   --------------------       --------------------
                                                                       (Unaudited)                (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)
                                                                          $    (6,244)                $       133
     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities -
           Depreciation and amortization
                                                                                   547                        232
           Provision for store closures and restructuring
                                                                                 5,500                          -
           Deferred provision for income taxes
                                                                                     -                         24
           Interest income on stock subscription
                                                                                  (11)                       (12)
           Changes in operating assets and liabilities:
               Accounts receivable
                                                                                  (54)                       (19)
               Inventories
                                                                                 (334)                         56
               Prepaid expenses
                                                                                  (52)                         76
               Income taxes receivable
                                                                                 (129)                          -
               Other current assets
                                                                                    92                          -
               Accounts payable
                                                                                   648                      (289)
               Accrued liabilities
                                                                                   372                       (13)
               Income taxes payable
                                                                                  (47)                       (40)
                                                                   --------------------       --------------------
                  Net cash provided by operating activities
                                                                                   288                        148

CASH FLOWS FROM INVESTING ACTIVITIES:
     Change in property and equipment, net
                                                                               (5,801)                      (443)
     Goodwill
                                                                               (5,950)                          -
     Change in other assets
                                                                                  (41)                       (57)
     Construction accounts payable
                                                                                 (111)                          -
                                                                   --------------------       --------------------
           Net cash used in investing activities
                                                                              (11,903)                      (500)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from long-term debt and capital lease
       obligations
                                                                                 6,000                         -
     Change in debt and capital lease obligations
                                                                                 (143)                      (202)
     Repayment of related party debt
                                                                                  (11)                       (44)
     Proceeds from private placement
                                                                                     -                      3,725
     Issuance of common stock, net
                                                                                    32                          3
                                                                   --------------------       --------------------
           Net cash provided by financing activities
                                                                                 5,878                      3,482

(DECREASE) INCREASE IN CASH
                                                                   --------------------       --------------------
     AND CASH EQUIVALENTS
                                                                               (5,737)                      3,130

CASH AND CASH EQUIVALENTS, beginning of period
                                                                                10,274                        260

                                                                   ====================       ====================
CASH AND CASH EQUIVALENTS, end of period                                  $      4,537              $       3,390
                                                                   ====================       ====================

                              COFFEE PEOPLE, INC.
                              STATEMENTS OF INCOME
                (Dollars in thousands, except per share amounts)

                                                      Three Months Ended                         Six Months Ended
                                            ---------------------------------------     --------------------------------------
                                                June 30,              June 30,              June 30,             June 30,
                                                  1997                  1996                  1997                 1996
                                            -----------------     -----------------     -----------------    -----------------
                                              (Unaudited)           (Unaudited)           (Unaudited)          (Unaudited)
Revenues:
   Retail sales                                       $4,798                $2,983                $7,958               $5,776
   Wholesale and other                                    91                    48                   124                  100
                                            -----------------     -----------------     -----------------    -----------------
      Total revenues                                   4,889                 3,031                 8,082                5,876

Cost of sales and related
   occupancy expenses                                  2,412                 1,449                 4,014                2,783

Store operating expenses                               1,814                   931                 2,949                1,804

Other operating expenses                                   1                    12                     1                   25

Depreciation and amortization                            344                   118                   547                  232

 General and administrative
   expenses                                              884                   436                 1,556                  855

Provision for store closures
   and restructuring                                   5,500                     -                 5,500                    -

                                            -----------------     -----------------     -----------------    -----------------
      Income (loss) from operations                  (6,066)                    85               (6,485)                  177

Other income, net                                         89                    45                   214                   82

Interest expense                                        (77)                  (21)                  (92)                 (43)
                                            -----------------     -----------------     -----------------    -----------------

      Income (loss) before benefit
          (provision) for income taxes               (6,054)                   109               (6,363)                  216

Benefit (provision) for income taxes                       -                  (42)                   119                 (83)
                                            -----------------     -----------------     -----------------    -----------------

Net income (loss)                                   $(6,054)                   $67              $(6,244)                 $133
                                            =================     =================     =================    =================

Earnings (loss) per share                            $(1.87)                 $0.03               $(1.93)                $0.07
                                            =================     =================     =================    =================

Shares used in computing
   earnings per share                              3,245,393             2,077,298             3,242,183            2,041,220
